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                                                                      EXHIBIT 12

                        HAYES LEMMERZ INTERNATIONAL, INC.

                       RATIOS OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                       (MILLIONS OF DOLLARS EXCEPT RATIOS)

                                               YEAR ENDED   8 MONTHS ENDED  4 MONTHS ENDED   YEAR ENDED    YEAR ENDED   YEAR ENDED
                                               JANUARY 31,    JANUARY 31,       MAY 31,      JANUARY 31,   JANUARY 31,  JANUARY 31,
                                                  2005          2004             2003           2003          2002         2001
Earnings:
  Earnings (loss) before taxes on income,
  minority interest, cumulative effect of
  change in accounting principle and
  extraordinary gain                            $  (36.1)       $ (31.7)      $   27.8       $  (73.0)     $ (381.6)    $ (173.9)
Interest expense:
  Bank borrowings and long-term debt                43.9           42.1           22.7           72.7         175.2        163.5
  New Preferred Stock dividends                      0.8            0.5            --             --            --           --
  Rentals (1)                                        6.4            4.7            0.4            9.4          10.3         10.3
                                                --------        -------       --------       --------      --------     --------
Earnings (loss) before interest expense,
New Preferred Stock dividends, taxes on
income, minority interest, cumulative
effect of change in accounting principle
and extraordinary gain                          $   15.0        $  15.6       $   50.9       $    9.1      $ (196.1)    $   (0.1)
                                                ========        =======       ========       ========      ========     ========
Fixed charges:
  Bank borrowings and long-term debt            $   43.9        $  42.1       $   22.7       $   72.7      $  175.2     $  163.5
  New Preferred Stock dividends                      0.8            0.5            --             --            --           --
  Rentals (1)                                        6.4            4.7            0.4            9.4          10.3         10.3
                                                --------        -------       --------       --------      --------     --------
Total fixed charges                             $   51.1        $  47.3       $   23.1       $   82.1      $  185.5     $  173.8
                                                ========        =======       ========       ========      ========     ========
Ratio of earnings (loss) to fixed charges         N/A (2)        N/A (2)          2.20         N/A (2)       N/A (2)      N/A (2)
                                                ========        =======       ========       ========      ========     ========
Coverage deficiency on fixed charges            $   36.1        $  31.7          N/A         $   73.0      $  381.6     $  173.9
                                                ========        =======       ========       ========      ========     ========
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(1)  Estimated interest component of rent expense.
(2)  Earnings are inadequate to cover fixed charges.